Exhibit 99.1
Hillenbrand Reports Results for First Quarter 2010
•	Net revenue decreased 3% year-over-year, due primarily to a lower number of casketed deaths in the period.

•	Earnings per share and net income increased more than 11% during the same period.

•	Gross profit margin percentage improved 270 basis points over the prior year.

•	Cash flow from operations increased 56.2% to $36.4 million.
BATESVILLE, Indiana, February 4, 2010, Hillenbrand, Inc. (NYSE: HI) — /PR Newswire-First Call/ — Hillenbrand reported net revenue of $161.5 million for the first quarter of 2010, which ended December 31, 2009, a $5 million (3 percent) decline from the same period in fiscal 2009. The company posted net income of $29.5 million, a $3 million (11.3 percent) increase from the first quarter of last year. Earnings per diluted share for the first quarter of 2010 increased by $0.05 (11.6 percent) over the prior year period, from $0.43 to $0.48.
Included in current first-quarter pre-tax operating expenses were approximately $2.8 million in business acquisition costs and $200,000 in legal costs related to antitrust litigation. This was offset by a favorable non-recurring sales tax adjustment of $4.1 million, resulting in adjusted net income of $28.7 million, a $1.7 million (6.3 percent) increase in adjusted net income over the first quarter of 2009. Adjusted earnings per diluted share for the first quarter are $0.46, compared with adjusted EPS of $0.44 in the prior year, an increase of $0.02 (4.5 percent).
Decreases in the cost of commodities, most notably steel, continued to drive improvement in the company’s gross profit margin from 41.9 percent in the first quarter of 2009 to 44.6 percent (270 basis points) during the same period in 2010. Investment income of $3.7 million was essentially flat compared with the $3.6 million posted in 2009.
Cash flow from operations remained strong at $36.4 million in the first quarter, compared with $23.3 million during the same period in 2009, an increase of $13.1 million (56.2 percent). The difference was driven primarily by lower spending and the timing of accounts payable disbursements.
“Comparing the first fiscal quarter of 2010 with 2009 is a challenge because ’09 was the last quarter before the economic meltdown affected our business,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “In the second quarter of 2009, consumers became very conscious of their spending, and we saw a decline in mix and an increase in the growth of cremations. Both trends improved as the year went on, and we see signs that they may be returning to their normal patterns.
“A positive effect of the economic challenges resulted in some commodity prices also returning to more normal levels, compared to the very high commodity prices we experienced in 2008 and early in 2009,” Camp said. “Even in the face of these challenges, Batesville Casket has been able to post solid results in the first quarter, and we expect to see better year-over-year revenue comparisons for the remainder of 2010.”

Outlook for Fiscal Year 2010
The company is reaffirming the following guidance for fiscal year 2010. This guidance does not include the effects of the pending acquisition of K-Tron International or any of Hillenbrand’s related business acquisition and transition costs.
Hillenbrand, Inc.
(Unaudited)
(amounts in millions, except per share data)

	Fiscal year ending September 30
		FY10 Range
	FY09	Low	High
Net revenue	$649	$630	$670
Income before taxes	$161	$137	$161
Tax rate	36.4%	37%	36%
Net income	$102	$86	$103
Average diluted shares outstanding	62	62	62
Diluted net income per share	$1.66	$1.40	$1.67

Excluding certain non-operating costs (antitrust litigation and separation*)
Net income	$104	$89	$105
Diluted net income per share	$1.68	$1.45	$1.70

*	Non-GAAP Financial Disclosures and Reconciliations for First Quarter 2010
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hillenbrand, Inc. (Unaudited)
(amounts in millions)

	Three Months Ended			Three Months Ended			Fiscal Year 2010
	December 31, 2008			December 31, 2009			Guidance Midpoint
	Pre-	Income	Post-	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax	Tax	Taxes	Tax
GAAP income	$41.4	$14.9	$26.5	$44.6	$15.1	$29.5	$148.9	$54.3	$94.6

Certain non-operating costs:
Antitrust litigation	0.6	0.2	0.4	0.2	0.1	0.1	4.0	1.5	2.5
Separation	0.1	—	0.1	—	—	—	—	—	—
Business acquisition costs	—	—	—	2.8	1.0	1.8	—	—	—
Sales tax adjustment	—	—	—	(4.1)	(1.4)	(2.7)	—	—	—

Adjusted income	$42.1	$15.1	$27.0	$43.5	$14.8	$28.7	$152.9	$55.8	$97.1
Adjusted diluted net income per share			$0.44			$0.46			$1.57
Additional assumptions and discussion will be provided during the company’s conference call later today.

Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. ET Thursday, February 4, 2010. During the event, management will discuss the results for the first quarter of fiscal year 2010, which ended December 31, 2009. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through February 4, 2011, for those unable to listen to the live webcast.
Participants may listen to the conference call by dialing 1-877-856-1961 (1-719-325-4799 for international callers). A replay of the call will be available through midnight Thursday, February 18, 2010, at 1-888-203-1112 (1-719-457-0820 for international callers). Please use the confirmation code 6311654.
Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended
	December 31,
	2009	2008

Net revenue	$161.5	$166.5
Cost of goods sold	89.5	96.7

Gross profit	72.0	69.8
Operating expenses (including business acquisition costs of $2.8 during the three months ended December 31, 2009)	30.9	30.9

Operating profit	41.1	38.9
Interest expense	(0.2)	(1.1)
Investment income (loss) and other	3.7	3.6

Income before income taxes	44.6	41.4
Income tax expense	15.1	14.9

Net income	$29.5	$26.5

Income per common share-basic and diluted	$0.48	$0.43
Dividends per common share	$0.1875	$0.185

Average common shares outstanding — basic and diluted	61.8	62.0

Hillenbrand, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(amounts in millions)

	December 31,	September 30,
	2009	2009

ASSETS
Current Assets
Cash and cash equivalents	$4.1	$35.2
Trade receivables, net	88.3	85.2
Inventories	42.5	42.5
Auction rate securities and related Put right	29.9	30.1
Interest receivable from Forethought Financial Group, Inc.	10.0	10.0
Other current assets	34.6	29.9

Total current assets	209.4	232.9
Property and intangibles, net	100.3	101.6
Auction rate securities and investments	30.8	37.6
Note and interest receivable from Forethought Financial Group, Inc., long-term portion	136.1	132.8
Other assets	59.1	56.2

Total Assets	$535.7	$561.1

LIABILITIES
Current Liabilities
Revolving credit facility	$—	$60.0
Other current liabilities	87.3	74.9

Total current liabilities	87.3	134.9
Long-term liabilities	123.5	122.2

Total Liabilities	210.8	257.1

Total Shareholders’ Equity	324.9	304.0

Total Liabilities and Shareholders’ Equity	$535.7	$561.1

Hillenbrand, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(amounts in millions)

	Three Months Ended
	December 31,
	2009	2008
Net cash provided by operating activities	$36.4	$23.3
Net cash provided by investing activities	3.9	0.8
Net cash used in financing activities	(71.5)	(17.7)
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.8)

Net cash flows	(31.1)	5.6

Cash and cash equivalents:
At beginning of period	35.2	14.7

At end of period	$4.1	$20.3

Disclosure Regarding Forward-Looking Statements
Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about our future plans, objectives, beliefs and expectations that might or might not happen in the future, as contrasted with historical information. Our forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
targeted	encourage	promise	improve	progress	potential
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: recent global market and economic conditions, including those related to the credit markets; the company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; the impact — positive or negative — of the company’s ability to execute its planned acquisition and successful integration of K-Tron International; volatility of the company’s investment portfolio; competition from nontraditional sources in the funeral services business; increased costs or unavailability of raw materials; the company’s ongoing antitrust litigation; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of the company’s Annual Report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission (SEC) November 24, 2009. The company assumes no obligation to update or revise any forward-looking information.
About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mr.lanning@hillenbrand.com
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